NEWS RELEASE FOR IMMEDIATE RELEASE	Lisa K. Klinger EVP-Chief Financial Officer (336) 217-4070 lisaklinger@thefreshmarket.com

The Fresh Market, Inc. Reports Second Quarter and First Half Fiscal 2012 Earnings

- Total sales increased 20.6% for the second quarter and 21.7% for the first half

- Comparable store sales increased 8.0% for the second quarter and 8.1% for the first half

- Company raises guidance for fiscal 2012

GREENSBORO, North Carolina - August 29, 2012 - The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its second quarter and first half period ended July 29, 2012.

Financial Overview

In the second quarter of fiscal 2012, net sales increased 20.6% to $313.0 million and comparable store sales increased 8.0%, compared to the corresponding thirteen week period last year. Net income in the second quarter of fiscal 2012 increased 26.9% to $13.3 million, from $10.5 million in the corresponding thirteen week period in fiscal 2011. Diluted earnings per share in the second quarter of fiscal 2012 was $0.28, an increase of 26.4% over diluted earnings per share of $0.22 for the corresponding period in fiscal 2011.

First half fiscal 2012 net sales were $637.8 million, a 21.7% increase as compared to the corresponding twenty-six week period in fiscal 2011, while comparable store sales increased 8.1%. Net income increased 35.9% to $32.6 million as compared to $24.0 million in the corresponding twenty-six week period in fiscal 2011. Diluted earnings per share for first half fiscal 2012 increased 35.5%, to $0.68, compared to diluted earnings per share of $0.50 for the corresponding twenty-six week period in fiscal 2011. Items described under “Items Impacting Comparability” (below) impact the comparability of quarterly and first half results and should be reviewed by investors in order to assess the Company's ongoing operations on a comparable basis.

“We are extremely pleased with our strong second quarter performance for both sales and earnings growth,” said Craig Carlock, President and Chief Executive Officer. “Our comparable store sales grew 8.0% in the second quarter, led by customer transactions and continuing the sales momentum we've seen over the past several quarters. Additionally, during the quarter we opened five new stores, we made significant progress on our California expansion plans and, despite incremental public company expenses, transactions costs due to our public offering and legal settlement costs incurred during the quarter, we were able to increase our operating margin to 6.9%. We continue to be extremely enthusiastic about the consistency of our business and are therefore raising our fiscal 2012 guidance to reflect not only the strong first half performance but our continued confidence in our second half growth prospects. We now believe that fiscal 2012 comparable sales growth will be 5.5% to 6.5% and that our earnings per share will be between $1.33 and $1.38, including the absorption of equity offering transaction expenses and incremental legal costs incurred this quarter.”

Items Impacting Comparability

During the second quarter of fiscal 2012, the Company completed a public offering of common stock impacting the comparability of both the quarterly and first half fiscal 2012 results to the corresponding results in fiscal 2011. Transaction expenses related to the offering, which in general are not tax deductible, are included in selling, general and administrative expense and totaled approximately $0.5 million, resulting in a reduction in earnings per share of approximately $0.01 per share on a diluted basis. The costs associated with the offering include legal, printing, accounting and filing fees and expenses as well as other charges directly related to the offering. Additionally, as it relates to first half fiscal 2012 and fiscal 2011 comparisons, the Company completed a public offering of common stock during the first quarter of fiscal 2011 and incurred approximately $1.1 million in transaction expenses, resulting in a reduction in earnings per share of approximately $0.02 per share on a diluted basis.

The Company also resolved two legal matters during the second quarter of fiscal 2012. The net amount of the settlement payments made and received related to these matters is included in selling, general and administrative expense and totaled approximately $0.6 million on a pre-tax basis, resulting in a reduction in earnings per share of approximately $0.01 per share on a diluted basis. Legal fees and related expenses incurred in connection with these matters have been expensed as incurred.

Operating Performance

The Company had strong sales and earnings growth and significantly improved its operating margin in the second quarter of fiscal 2012. Total net sales increased 20.6% to $313.0 million in the second quarter of fiscal 2012, and comparable store sales increased 8.0% to $270.8 million, in each case compared to the corresponding thirteen week period in fiscal 2011. The second quarter comparable store sales increase resulted from a 5.3% increase in the number of transactions and a 2.7% increase in average transaction size. For the first half of fiscal 2012, total net sales increased 21.7% to $637.8 million and comparable store sales increased 8.1% to $554.5 million, compared to the corresponding twenty-six week period in fiscal 2011. The first half fiscal 2012 comparable store sales increase resulted from a 5.5% increase in the number of transactions and a 2.6% increase in average transaction size.

The Company's gross profit increased 25.6%, or $21.8 million, to $106.7 million in the second quarter of fiscal 2012, compared to the corresponding thirteen week period of fiscal 2011. For the same period, the gross margin rate increased 140 basis points to 34.1% compared to the corresponding prior year period. This increase in the Company's gross margin rate was attributable to an increase in our merchandise margin rate, primarily as a result of improved supply chain expense and a reduction in shrink expense. For the first half of fiscal 2012, the Company's gross profit increased 25.7%, or $44.9 million, to $219.4 million, compared to the corresponding twenty-six week period of the prior year. For the same period, the gross margin rate increased 110 basis points to 34.4%, compared to the prior year period. The change in the Company's gross margin rate for the first half of fiscal 2012 was mostly attributable to increased merchandise margin, as well as slight leverage in occupancy cost, offset by slight deleverage in supplies expense. For the second quarter and first half periods, estimated LIFO expense did not change materially as a percentage of sales, compared to the corresponding periods in fiscal 2011.

Selling, general, and administrative expenses for the second quarter of fiscal 2012 increased $15.2 million to $74.0 million as compared to the corresponding thirteen week period in fiscal 2011. Selling, general, and administrative expenses increased by 100 basis points as a percentage of sales to 23.7% for the period as compared to 22.7% for the corresponding thirteen week period in fiscal 2011. This increase in the selling, general and administrative expense rate was primarily attributable to higher corporate expenses, driven by approximately $0.5 million in transaction expenses incurred in connection with the Company's public offering of common stock during the second quarter of fiscal 2012, approximately $0.6 million representing the net amount of a settlement payment made which was partially offset by a settlement payment received in connection with two legal matters and approximately $0.6 million of incremental expenses mostly attributable to the Company's share-based compensation programs as a result of its public company status. For the first half of fiscal 2012, selling, general, and administrative expenses increased $26.7 million to $144.5 million, or 22.7% as a percentage of sales, from $117.8 million, or 22.5% as a percentage of sales, for the comparable twenty-six week period in fiscal 2011. These expenses included higher corporate expenses, driven by approximately $1.3 million of incremental expenses attributable to the Company's public company status primarily as it relates to its share-based compensation programs, and approximately $0.6 million related to legal settlements, which together adversely impacted selling, general and administrative expenses as a percentage of sales by approximately 30 basis points during the first half of fiscal 2012. In addition to these higher corporate expenses, the Company also had transaction costs associated with the Company's public offering of common stock in the second quarter of fiscal 2012 totaling approximately $0.5 million, compared to approximately $1.1 million of transaction costs incurred in connection with the Company's public offering of common stock in the first half of fiscal 2011.

Operating income increased $4.7 million to $21.7 million for the second quarter of fiscal 2012, compared to $17.0 million for the corresponding thirteen week period of fiscal 2011. Operating income as a percentage of sales for the second quarter of fiscal 2012 increased 40 basis points to 6.9%, compared to 6.5% for the corresponding period of fiscal 2011, including the approximately 50 basis point negative impact of the Company's public offering of common stock, incremental public company costs primarily related to share-based compensation expense and incremental net settlement payments made and received in connection with two legal matters. For the first half of fiscal 2012, operating income increased $13.7 million to $52.8 million, compared to $39.1 million in the corresponding twenty-six week period for fiscal 2011. As a percentage of sales, our operating margin increased by 80 basis points to 8.3% for the first half of fiscal 2012, compared to an operating margin of 7.5% for the corresponding period in fiscal 2011. The primary drivers of the increase in operating margin for the first half of fiscal 2012 were the increase in gross margin rate and a year-over-year decrease of transaction expenses incurred in connection with our public offerings of common stock, off-set by higher corporate expenses.

Balance Sheet/Cash Flow

During the second quarter of fiscal 2012, the Company generated $17.3 million in cash flow from operations and invested $24.8 million in capital expenditures, of which $23.3 million related to new, relocated and remodeled stores. For the year to date fiscal 2012 period, the Company generated $52.9 million in cash flow from operations and invested $41.9 million in capital expenditures, with $37.5 million spent on real estate activities.

The Company's cash balance as of July 29, 2012 was approximately $11.1 million which was relatively flat compared to the cash balance as of January 29, 2012. Total debt as of July 29, 2012 was $46.3 million, down $17.7 million from a balance of $64.0 million as of January 29, 2012.

Average inventory on a FIFO basis per store at the end of the second quarter of fiscal 2012 increased 5.9%, compared to the corresponding period in fiscal 2011. The increase resulted from commodity cost increases in certain departments such as Meat, Produce and Grocery and increased inventory investments in new product assortments and faster growing categories to support our overall sales growth.

On a trailing four quarter basis for the period ended July 29, 2012, the Company's return on assets was 18.7%, after-tax return on invested capital, excluding excess cash, was 26.7%, and return on equity was 37.0%. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of our calculations of these financial return measures.

Growth and Development

During the second quarter of fiscal 2012, the Company opened five new stores in Wichita, Kansas; Tulsa, Oklahoma; Bedford, New Hampshire; New Orleans, Louisiana and Rogers, Arkansas. As of July 29, 2012, the Company operated 121 stores in 24 states as we added our first stores in the states of Kansas, Oklahoma and New Hampshire.

The Company announced the signing of leases for two new stores in: Winter Park, FL and Charlottesville, VA, during the period ended August 29, 2012. These stores are currently scheduled to open after fiscal 2012.

The following table provides additional information about the Company's real estate and store opening activities through the second quarter of fiscal 2012 and leases announced as signed as of August 29, 2012 for stores scheduled to open during or after fiscal 2012.

Store Information for Stores Opened in FY 2012	Opened As of July 29, 2012	Current Leases Signed for Future Stores [1]
Number of new leased stores	7	14
Number of relocations	—	1
Number of ground leases and owned properties	1	2
Average capital cost per store [2]	$3.8 million
Store Information for All Open Stores
Average store size (gross square feet)	21,083
Total rentable square footage (at end of period)	2.6 million
Note 1: The Company may also be party from time to time to other leases and real estate transaction documents that it has not yet announced. The Company’s website sets forth the most current list of announced leases and stores that are coming soon.

Note 2: Net of capital contributions, if any, received from landlords, and including building costs but excluding cost of land for owned stores.

Fiscal 2012 Outlook
For fiscal 2012, management now expects the Company to:

•	Open 14 to 16 new stores

•	Relocate one store

•	Spend approximately $95 million to $105 million in capital expenditures, primarily related to real estate investments

•	Increase comparable store sales 5.5% to 6.5%

•	Increase operating margin, as a percentage of sales, by 30 to 50 basis points, including the impact of the Company's equity offering costs and legal settlement costs incurred in the second quarter

•	Generate diluted earnings per share of $1.33 to $1.38

2012 Second Quarter Earnings Conference Call
The Company will host a conference call today at 9:00 a.m. Eastern Time hosted by President and Chief Executive Officer, Craig Carlock and Executive Vice President and Chief Financial Officer, Lisa Klinger. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
Those who wish to participate in the call may do so by dialing (877) 852-2928. Any interested party will also have the opportunity to access the call via the Internet at www.thefreshmarket.com/company. To listen to the live call via our website, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.thefreshmarket.com/company.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of August 29, 2012, the Company operates 124 stores in 24 states, located primarily in the Southeast, Midwest, Mid-Atlantic, and Northeast.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs and involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual results to differ materially from any forward-looking statements: accounting entries and adjustments at the close of our fiscal quarter and fiscal year; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters and other factors as set forth from time to time in our Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

* * * * *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc.

website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011

Sales	$312,997	$259,543	$637,781	$524,003
Cost of goods sold	206,255	174,578	418,348	349,464
Gross profit	106,742	84,965	219,433	174,539

Operating expenses:
Selling, general and administrative expenses	74,032	58,830	144,497	117,805
Store closure and exit costs	152	109	725	239
Depreciation	10,846	9,032	21,415	17,372
Income from operations	21,712	16,994	52,796	39,123
Other expense:
Interest expense	227	486	583	969
Income before provision for income taxes	21,485	16,508	52,213	38,154
Tax provision	8,156	6,001	19,614	14,167

Net income	$13,329	$10,507	$32,599	$23,987

Net income per share:
Basic and diluted	$0.28	$0.22	$0.68	$0.50

Weighted average common shares outstanding:
Basic	48,057,232	47,993,336	48,051,741	47,992,190

Diluted	48,283,403	48,121,837	48,260,407	48,121,722

Other comprehensive income
Net income	$13,329	$10,507	$32,599	$23,987
Interest rate swaps, net of tax expense of $0 and $113 and $0 and $120 for the thirteen and twenty-six weeks ended July 29, 2012 and July 31, 2011, respectively	—	49	—	188

Total comprehensive income	$13,329	$10,556	$32,599	$24,175

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	July 29, 2012	January 29, 2012
Assets
Current assets:
Cash and cash equivalents	$11,139	$10,681
Accounts receivable, net	5,436	4,550
Inventories	36,682	37,796
Prepaid expenses and other current assets	7,457	5,595
Deferred income taxes	4,981	4,445
Total current assets	65,695	63,067

Property and equipment:
Land	2,846	5,451
Buildings	14,992	15,077
Store fixtures and equipment	254,791	237,678
Leasehold improvements	155,694	141,391
Office furniture, fixtures, and equipment	11,011	10,175
Automobiles	1,311	1,211
Construction in progress	21,256	14,347
Total property and equipment	461,901	425,330
Accumulated depreciation	(187,597)	(168,518)
Total property and equipment, net	274,304	256,812
Other assets	6,880	3,461
Total assets	$346,879	$323,340

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$35,894	$34,788
Accrued liabilities	45,888	46,354
Total current liabilities	81,782	81,142
Long-term debt	46,300	64,000
Deferred income taxes	30,160	31,053
Deferred rent	10,992	9,142
Other long-term liabilities	15,549	11,087
Total noncurrent liabilities	103,001	115,282

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,063,096 and 48,040,083 shares issued and outstanding at July 29, 2012 and January 29, 2012, respectively	481	481
Additional paid-in capital	101,203	98,622
Retained earnings	60,412	27,813
Total stockholders' equity	162,096	126,916
Total liabilities and stockholders' equity	$346,879	$323,340

The Fresh Market, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011
Operating activities
Net income	$32,599	$23,987
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,526	17,470
Loss on disposal of property and equipment	61	187
Share-based compensation associated with equity awards	2,099	1,099
Excess tax benefits from share-based compensation	(74)	—
Deferred income taxes	(1,429)	8,159
Change in assets and liabilities:
Accounts receivable	(886)	(1,146)
Inventories	1,115	193
Prepaid expenses and other assets	(5,391)	(2,223)
Accounts payable	1,106	4,784
Accrued liabilities and other long-term liabilities	2,164	(1,717)
Net cash provided by operating activities	52,890	50,793

Investing activities
Purchases of property and equipment	(41,892)	(44,086)
Proceeds from sale of property and equipment	6,678	113
Net cash used in investing activities	(35,214)	(43,973)

Financing activities
Borrowings on revolving credit note	233,193	258,890
Payments made on revolving credit note	(250,893)	(264,040)
Debt issuance costs	—	(1,056)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	88	—
Excess tax benefits from share-based compensation	74	—
Proceeds from exercise of share-based compensation awards	320	—
Net cash used in financing activities	(17,218)	(6,206)

Net increase in cash and cash equivalents	458	614
Cash and cash equivalents at beginning of period	10,681	7,867

Cash and cash equivalents at end of period	$11,139	$8,481

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$497	$827

Cash paid during the period for taxes	$27,318	$8,160

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(Unaudited)

	July 29, 2012 Calculated Using GAAP	July 31, 2011 Calculated Using GAAP	July 31, 2011 Calculated Using Adjusted
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (2)	Net Income (3)
Return on assets (4)	18.7%	5.4%	17.5%
Return on invested capital (5)	26.7%	8.0%	25.7%
Return on equity (6)	37.0%	14.5%	35.7%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis giving effect to the recasting of 2010 quarters as a result of the Company's change in its fiscal year end.

(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)
The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the reconciliation below for a summary of adjusted net income for this period to net income determined in accordance with GAAP. The adjustment of $17.6 million for the share-based compensation is related to the pre-IPO stock awards. We do not reflect subsequent share-based compensation as a recurring adjustment for our metrics calculation.

Trailing four quarters ended July 31, 2011

Net income	$14.1
Share-based compensation expense (net of tax)	17.6
Deferred tax adjustment	19.1
Pro forma income taxes	(4.7)
Adjusted net income	$46.1

(4)
Net Income/Average Assets (for the column which presents metrics calculated using net income) and Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income).

(5)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using net income) and (ii) adjusted net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using adjusted net income).

(6)
Net Income/Ending Equity (for the column which presents metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income).

Non-GAAP Financial Measures

In addition to reporting return metrics derived from measures prepared in accordance with GAAP, the Company provides return metrics derived from adjusted net income. The Company has utilized adjusted net income, which is a non-GAAP measure, for purposes of calculating these return metrics in order to eliminate the effect on operating results of certain expenses and charges incurred in connection with the Company's November 2010 initial public offering and related conversion to a taxable C-corporation, as well as pro forma income taxes as if the Company had been taxed as a C-corporation during the entire period presented. The Company believes that the use of adjusted net income to calculate these return metrics facilitates an understanding of the Company's operations without the one-time impact associated with the November 2010 initial public offering. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure. A reconciliation of GAAP to non-GAAP results has been provided in footnote 3 above.